Exhibit 99.1

SOCKET MOBILE REPORTS FIRST QUARTER 2014 RESULTS

NEWARK, Calif., – April 24, 2014 – Socket Mobile, Inc. (OTC: SCKT), an innovative provider of mobile productivity solutions, today reported its financial results for the first quarter ended March 31, 2014.

Revenue for the first quarter of 2014 was $3.8 million, a decrease of 11 percent compared to revenue of $4.3 million for the same quarter a year ago, and an increase of 3 percent sequentially from revenue of $3.7 million in the immediately preceding quarter. Net loss for the first quarter of 2014 was $72,000, or a loss of $0.01 per share, compared to net income of $75,000, or $0.02 per share, in the first quarter of 2013 and a net loss of $418,000, or a loss of $0.09 per share, in the immediately preceding quarter. Gross profit on revenue for the first quarter of 2014 was 42.8 percent compared to 40.0 percent for the same quarter a year ago and 41.1 percent for the immediately preceding quarter.

Operating expenses for the first quarter of 2014 were $1.55 million, flat compared to operating expenses of $1.55 million for the same quarter a year ago, and a decrease of 13 percent compared to operating expenses of $1.78 million in the immediately preceding quarter. Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA), a non-GAAP measure of operating results, was $0.2 million or $0.04 per share compared to EBITDA earnings of $0.3 million or $0.07 per share for the first quarter a year ago and an EBITDA loss of $0.1 million, or $0.03 per share for the immediately preceding quarter.

Kevin Mills, president and chief executive officer, commented, “Our first quarter results reflect sequential improvement in revenue, margins, and operating expense, and we achieved positive EBITDA and income from operations for the quarter. We continue to experience growth in revenue from our cordless barcode scanning products, which reached record levels in the first quarter. Barcode scanning revenue grew 17 percent over the first quarter last year and 16 percent over the immediately preceding quarter, and represented 72 percent of total first quarter revenue, compared to 55 percent of total revenue for the first quarter last year and 64 percent in the immediately preceding quarter.

“Our cordless barcode scanning revenue growth is driven by the increasing number of applications supporting our cordless barcode scanning products in the market from our growing base of registered application developers. Mobile point of sale is a key emerging market, as traditional cash registers are being replaced with tablets and other electronic devices.

“Developer registrations for our barcode scanning software developer kit (SDK) continued to increase. More than 800 developers have registered to use our SDK, which enables application developers to easily integrate our SocketScan barcode scanning software into their applications and provide their customers with tools to edit and process 1D and 2D barcode information using our barcode scanners.

“Our SoMo handheld computer revenue met our expectations during the first quarter, representing 16 percent of our revenue.

“We expect our cordless barcode scanning business to drive continued growth in 2014, enabling us to achieve our goal of profitable 2014 operating results,” Mills concluded.

Conference Call
Management of Socket will hold a conference call and web cast today at 2 P.M. Pacific (5 P.M. Eastern) to discuss the quarterly results and outlook for the future. The dial-in number to access the call is (877) 407-9210 from within the U.S. or (201) 689-8049 from international locations. A replay will be available via telephone for a week following the call at (877) 660-6853 from within the U.S., or (201) 612-7415 from international locations. The conference ID for the replay is 13580754#. The call will also be carried live and available via replay through a link on Socket’s website at www.socketmobile.com. From the home page, select “About Socket”/”Investor Relations”/ and “Conference Calls and Events.”

About Socket Mobile, Inc.

Founded in 1992, Socket Mobile is a leading innovator of mobile devices and productivity tools for retail point-of-sale, field service, healthcare, and other mobile markets. Our portfolio includes wireless handheld and hands-free barcode scanners for tablets and smartphones and durable handheld computers and accessories for the mobile device market. Socket Mobile is headquartered in Newark, Calif. and can be reached at +1-510-933-3000 or www.socketmobile.com. Follow Socket Mobile on Facebook and Twitter @socketmobile and subscribe to sockettalk.socketmobile.com, the company’s official blog.

Investor Relations Contact:	Socket Mobile Contact:
Todd Kehrli / Jim Byers	Dave Dunlap
MKR Group, Inc.	Chief Financial Officer
323-468-2300	510-933-3035
sckt@mkr-group.com	dave@socketmobile.com

Socket, SoMo and the Socket logo are registered trademarks of Socket Mobile, Inc. All other trademarks and trade names contained herein may be those of their respective owners. © 2014, Socket Mobile, Inc. All rights reserved.

– Financial tables to follow –

Socket Mobile, Inc.

Condensed Summary Statements of Operations (Unaudited)

(Amounts in Thousands except per share amounts and percentages)

	Three months ended March 31,
	2014	2013
Revenue	$3,795	$4,265
Cost of revenue	2,172	2,557
Gross profit	1,623	1,708
Gross profit percent	43%	40%
Research & development	554	525
Sales & marketing	476	559
General & administrative	521	461
Total operating expenses	1,551	1,545
Interest (income) expense, net	136	80
Deferred income tax expense	8	8
Net income (loss)	$(72)	$75
Net income (loss) per share: Basic and Diluted	$(0.01)	$0.02
Weighted average shares outstanding: Basic	4,898	4,861
Fully Diluted	4,898	4,872

Reconciliation of GAAP Net Income (Loss) to Income Before Interest, Taxes, Depreciation and Amortization (EBITDA) (Unaudited)

	Three months ended March 31,
	2014	2013
Net income (loss) GAAP	$(72)	$75
Interest expense, net	136	80
Income tax expense	8	8
Depreciation	65	52
Amortization of intangibles	15	15
Stock-based compensation expense	52	94
Net income EBITDA	$204	$324

Socket Mobile, Inc.

Condensed Summary Balance Sheets

(Amounts in Thousands)

	March 31, 2014 (Unaudited)	December 31, 2013*
Cash	$670	$606
Accounts receivable	1,709	1,427
Inventories	696	1,105
Other current assets	182	94
Property and equipment, net	238	295
Goodwill	4,427	4,427
Intangible technology	15	30
Other assets	118	118
Total assets	$8,055	$8,102
Accounts payable and accrued liabilities	$4,114	$4,105
Bank line of credit	815	764
Notes payable Deferred income on shipments to distributors	1,428	1,428
Deferred income on shipments to distributors	905	1,006
Deferred service revenue	267	267
Other liabilities	411	399
Common stock	61,308	61,256
Accumulated deficit	(61,193)	(61,123)
Total liabilities and equity	$8,055	$8,102

*Derived from audited financial statements.

# # #